Exhibit 99.1
NEWS RELEASE

Contacts:
OSI Pharmaceuticals, Inc.	Burns McClellan, Inc. (representing OSI)
Kathy Galante (investors/media)	Justin Jackson/Kathy Nugent (media)
Senior Director	(212) 213-0006
Kim Wittig (media)
Director
631-962-2000
OSI PHARMACEUTICALS PROVIDES UPDATE ON DIABETES AND
OBESITY CLINICAL PROGRAMS
MELVILLE, NEW YORK – May 11, 2009 — OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) provided an update today on the progress of two early clinical programs from its diabetes and obesity R&D operations. Phase I clinical trial data on both PSN821 and PSN602 showed positive evidence of clinical activity, and both candidates are now progressing to the next stage of clinical development. PSN821 completed a single dose Phase I trial in healthy volunteers and diabetes patients, where evidence of glucose lowering was seen in response to a standard nutrient challenge. PSN602 completed a Phase I trial, where indications of activity in the form of significant reductions in food intake in standardized meal intake assessments were seen after 14 days of dosing in overweight/obese subjects. PSN821, an oral GPR119 agonist being developed for the treatment of type 2 diabetes and PSN602, an oral dual monoamine reuptake inhibitor and 5-HT1A agonist being developed for the treatment of obesity, were discovered by OSI’s diabetes and obesity R&D team and are wholly owned by OSI. Full data from the PSN602 Phase I trial will be presented at a scientific meeting in the second half of 2009.
“We are pleased with the progress we have made in the first-in-human studies of PSN821 and PSN602,” stated Anker Lundemose, M.D., Ph.D., President of (OSI) Prosidion. “In keeping with our view that we should focus on establishing differentiation early in development programs, the follow-on studies for both PSN821 and PSN602 will include active comparator arms.”
PSN821 has progressed to a 14-day Phase I trial which may allow a preliminary assessment of impacts on gastric emptying and glucose data in addition to safety. Presuming continued success in this program, OSI will initiate a follow-on 28-day dosing Phase IIa study or a 3-month dosing Phase IIb study in 2010. The Phase II study will include sitagliptin as a comparator. PSN602 is now progressing with a 28-day dosing Phase IIa study, which includes sibutramine as a comparator.

PSN821-101: Phase I Data
In the double-blind, placebo-controlled, ascending single dose first-in-human study, PSN821 was generally well tolerated at doses up to 3000mg in healthy volunteers and 1000mg (the top dose tested) in patients with type 2 diabetes, with no clinically important adverse effects on laboratory tests, 12-lead ECGs or vital signs. Pharmacokinetics showed a profile consistent with once or twice daily dosing. In patients with type 2 diabetes, PSN821 showed substantial and statistically significant reductions in glucose responses to a standard nutrient challenge of approximately 30% at 250mg and 500mg. The data from this study was supportive of progression of PSN821 into a 14-day dosing ascending multiple dose study in healthy subjects and patients with type 2 diabetes and will be submitted for presentation at a scientific meeting together with the data from the multiple ascending dose study.
PSN602-101: Phase I Data
In the double-blind, placebo-controlled, ascending single and multiple dose first-in-human study, PSN602 was generally well tolerated at doses up to 20mg daily for 14 days. At 30mg daily for 14 days, the incidence of adverse events increased and one subject experienced syncope. There were no clinically important adverse effects on laboratory tests, 12-lead ECGs or vital signs apart from post-dose postural tachycardia. Pharmacokinetics showed a profile consistent with once daily dosing. In multiple dosing over 14 days in overweight/obese subjects, PSN602 showed substantial and statistically significant reductions from baseline in test meal intake of 36% and 25% at 20mg and 30mg respectively, comparing favourably with literature values for sibutramine of 15-25%. The data from this study is supportive of progression of PSN602 into a 28-day dosing clinical study, at a top dose of 20mg daily, with weight loss as the primary endpoint and sibutramine as a comparator, and will be presented at a scientific meeting.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality, novel and differentiated personalized medicines designed to extend life and improve the quality of life for patients with cancer and diabetes/obesity.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, OSI’s and its collaborators’ abilities to effectively market and sell Tarceva and to expand the approved indications for Tarceva, OSI’s ability to protect its intellectual property rights, safety concerns regarding Tarceva, competition to Tarceva and OSI’s drug candidates from other biotechnology and pharmaceutical companies, the completion of clinical trials, the effects of FDA and other governmental regulation, including pricing controls, OSI’s ability to successfully develop and commercialize drug candidates, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.